UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 13, 2015

STANDARD METALS PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14319	84-0991764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Walnut Street, Gadsden, Alabama 35901
(Address of principal executive offices)

(888) 960-7347

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Wits Basin Precious Minerals, Inc. filed suit against Standard Metals Processing, Inc. on September 10, 2014 in the United States District Court for the District of Nevada asserting breach of contract, anticipatory breach of contract and equitable relief. On October 16, 2014, Wits Basin filed an Amended Complaint, adding new parties and alleging that Standard Metals had refused to allow it to exercise its option to purchase shares granted to it pursuant to an Exchange Agreement, dated March 15, 2011, so that Wits Basin could obtain shares to meet its requirements under private option agreements it had entered into with option holders, allowing those option holders certain rights, options and warrants to purchase stock in Standard Metals. On November 5, 2014, Standard Metals filed a Second Motion to Dismiss Wits Basin et al.’s Amended Complaint.

On March 13, 2015, the Court issued an Order granting in part and denying in part Standard Metals’ Motion to Dismiss the action. The Court dismissed with prejudice Wits Basin et al.’s claims of breach of contract and anticipatory repudiation of the contract. Because Standard was not a party to the private option agreements it could not breach such contract. The Court also granted Standard’s motion to dismiss the claim of anticipatory repudiation, again, because Standard was not a party to the private option agreement, it could not have renounced a contractual duty before the time for performance arrived because Standard did not have any duties under the private option agreements.

However, the Court allowed Wits Basin et al’s claim against Standard Metals of interference with contract to go forward. Standard Metals Processing, Inc. intends to continue to vigorously defend against the remaining claim asserted by Wits Basin Precious Minerals Inc. et al.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2015	Standard Metals Processing, Inc.

	By:	/s/ Sharon L. Ullman
Sharon L. Ullman
Chief Executive Officer